As filed with the Securities and Exchange Commission on February 6, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________

R.J. REYNOLDS TOBACCO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-0950247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 North Main Street
Winston-Salem, NC 27102
(336) 741-5500

(Address of Principal Executive Offices Including Zip Code)
_________________________

R. J. REYNOLDS CAPITAL INVESTMENT PLAN

SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES
OF R. J. REYNOLDS TOBACCO IN PUERTO RICO

(Full title of the plans)
_________________________

Charles A. Blixt, Esq.
R.J. Reynolds Tobacco Holdings, Inc.
401 North Main Street
Winston-Salem, NC 27102

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (336) 741-5500

Copies to:
Jere R. Thomson, Esq.
Jones Day
222 East 41st Street
New York, New York 10017
(212) 326-3939

CALCULATION OF REGISTRATION FEE
Title of securities	Amount to be	Proposed Maximum Offering Price	Proposed Maximum Aggregate	Amount of
to be registered	Registered	Per Share(1)	Offering Price(2)	registration fee

COMMON STOCK (PAR VALUE $0.01 PER SHARE)(3)	2,000,000	$59.16	$118,320,000	$14,992

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rule and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on February 4, 2004, which was $59.16 per share and was within five business days prior to this filing.
(3)	This registration statement also pertains to Rights to Purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Registrant (the “Rights”). Until the occurrence of certain prescribed events, the Rights are not exerciseable, are evidenced by the certificates for R.J. Reynolds Tobacco Holdings, Inc. Common Stock and will be transferred along with and only with such securities. Thereafter, separate Rights certificates will be issued representing one Right for each share of R.J. Reynolds Tobacco Holdings, Inc. Common Stock held subject to adjustment pursuant to anti-dilution provisions.

PART I

ITEM 1.   PLAN INFORMATION

     Not required to be filed with this registration statement.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Not required to be filed with this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by R.J. Reynolds Tobacco Holdings, Inc. (the “Registrant” or “RJRTH”) or the Plans pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) (Commission File Number 1-6388), are incorporated by reference herein:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002;

(2)	The Registrant’s Amendment to its Annual Report on Form 10-K/A for the year ended December 31, 2002;

(3)	The Annual Report on Form 11-K for the R. J. Reynolds Capital Investment Plan (the “CIP”) and the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP-PR” and, together with the CIP, the “Plans”) for the plan years ended December 30, 2002;

(4)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

(5)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003;

(6)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

(7)	The Registrant’s Current Report on Form 8-K for October 29, 2003;

(8)	The description of the Registrant’s Common Stock contained in the Registrant’s 1934 Act registration statement on Form 8-A dated May 19, 1999, filed with the Commission pursuant to Section 13 of the 1934 Act, including any amendment thereto or report filed for the purpose of updating such description; and

(9)	All documents filed with the Commission by the Registrant, the CIP or the SIP-PR pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     The Registrant will provide, without charge to each person, including any beneficial owner, to whom this document is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document). Requests for such documents should be submitted in writing, addressed to the office of the Corporate Secretary, R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, Winston-Salem, NC 27102.

ITEM 4.   DESCRIPTION OF SECURITIES

     Not applicable, see Item 3(8) above.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain legal matters in connection with any original issuance of Common Stock offered hereby are being passed upon for the Registrant by Charles A. Blixt, Esq., Executive Vice President, General Counsel and Assistant Secretary of the Registrant. Mr. Blixt owns shares of Common Stock which represent less than 0.1% of the currently outstanding shares of all classes of Common Stock.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney’s fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such an officer or director actually and reasonably incurred.

     In accordance with the Delaware Law, the Restated Certificate of Incorporation of RJRTH contains a provision to limit the personal liability of the directors of RJRTH for violations of their fiduciary duty. This provision eliminates each director’s liability to RJRTH or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to RJRTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. In addition, the holders of Common Stock are deemed to have consented to certain provisions of the Restated Certificate of Incorporation under which certain allocations of corporate opportunities are not deemed to breach a director’s fiduciary duty of loyalty.

     The Restated Certificate of Incorporation of RJRTH provides for indemnification of the officers and directors of RJRTH to the full extent permitted by applicable law.

     In addition, RJRTH maintains directors’ and officers’ liability insurance.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.   EXHIBITS

4.1	Restated Certificate of Incorporation of R.J. Reynolds Tobacco Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K, dated June 14, 1999).

4.2	By-laws of R.J. Reynolds Tobacco Holdings, Inc. (Amended and Restated as of April 25, 2001) (incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-8 filed April 27, 2001).

4.3	Rights Agreement dated as of May 18, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and its rights agent (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K filed June 14, 1999).

4.4	Amendment No. 1, dated as of August 9, 2002, to the Rights Agreement dated as of May 17, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-A/A filed August 19, 2002).

4.5	Amendment No. 2, dated as of December 18, 2002, to the Rights Agreement dated as of May 17, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K filed December 20, 2002).

4.6	Amendment No. 3, dated as of October 27, 2003, to the Rights Agreement dated as of May 17, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, filed November 6, 2003).

5.1	Opinion of Charles A. Blixt, Esq. regarding the legality of any original issuance securities being registered.

5.2	Opinion of Pietrantoni Mendez & Alvarez LLP regarding the legality of certain original issuances of securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Charles A. Blixt, Esq. (included in Exhibit 5.1).

23.3	Consent of Pietrantoni Mendez & Alvarez LLP (included in Exhibit 5.2).

24.1	Power of Attorney.

ITEM 9.   UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this registration statement.

(2)	That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and where applicable, each filing of the Plans’ annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes to submit the CIP and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS in order to qualify the CIP under Section 401 of the Internal Revenue Code.

SIGNATURES

     The Registrant. Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 6th day of February, 2004.

R.J. REYNOLDS TOBACCO HOLDINGS, INC

By:	/s/ Charles A. Blixt

Charles A. Blixt, Esq. Executive Vice President, General Counsel and Assistant Secretary

     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities indicated on February 6, 2004.

Signature(s)	Title

/s/ Andrew J. Schindler Andrew J. Schindler	Chairman of the Board, President, Chief Executive Officer and Director (principal executive officer)

/s/ Dianne M. Neal Dianne M. Neal	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Thomas R. Adams Thomas R. Adams	Senior Vice President and Controller (principal accounting officer)

/s/ Mary K. Bush Mary K. Bush	Director

/s/ John T. Chain, Jr. John T. Chain, Jr.	Director

/s/ A..D Frazier, Jr. A. D. Frazier, Jr.	Director

/s/ E.V. Goings E. V. Goings	Director

/s/ Denise Ilitch Denise Ilitch	Director

/s/ Nana Mensah Nana Mensah	Director

/s/ Robert S. Miller, Jr. Robert S. Miller, Jr.	Director

/s/ Joseph P. Viviano Joseph P. Viviano	Director

/s/ Thomas C. Wajnert Thomas C. Wajnert	Director

     The Plans. Pursuant to the requirements of the 1933 Act, the trustees (or other persons who administer the employee benefit plans) have caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 6th day of February, 2004.

R. J. REYNOLDS CAPITAL INVESTMENT PLAN

By:	/s/ McDara P. Folan, III

McDara P. Folan, III Secretary, RJR Employee Benefits Committee

SAVINGS AND INVESTMENT PLAN FOR EMPLOYEES OF R. J. REYNOLDS TOBACCO IN PUERTO RICO

By:	/s/ McDara P. Folan, III

McDara P. Folan, III Secretary, RJR Employee Benefits Committee

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation of R.J. Reynolds Tobacco Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K, dated June 14, 1999).

4.2	By-laws of R.J. Reynolds Tobacco Holdings, Inc. (Amended and Restated as of April 25, 2001) (incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-8 filed April 27, 2001).

4.3	Rights Agreement dated as of May 18, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and its rights agent (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K filed June 14, 1999).

4.4	Amendment No. 1, dated as of August 9, 2002, to the Rights Agreement dated as of May 17, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-A/A filed August 19, 2002).

4.5	Amendment No. 2, dated as of December 18, 2002, to the Rights Agreement dated as of May 17, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K filed December 20, 2002).

4.6	Amendment No. 3, dated as of October 27, 2003, to the Rights Agreement dated as of May 17, 1999, between R.J. Reynolds Tobacco Holdings, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.1 to Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, filed November 6, 2003).

5.1	Opinion of Charles A. Blixt, Esq. regarding the legality of any original issuance securities being registered.

5.2	Opinion of Pietrantoni Mendez & Alvarez LLP regarding the legality of certain original issuances of securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Charles A. Blixt, Esq. (included in Exhibit 5.1).

23.3	Consent of Pietrantoni Mendez & Alvarez LLP (included in Exhibit 5.2).

24.1	Power of Attorney